Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 17, 2015, with respect to the consolidated financial statements of GPM Investments, LLC and our report dated April 17, 2015, with respect to the financial statement of GPM Petroleum LP, both of which are contained in the Registration Statement and Prospectus of GPM Petroleum LP. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Charlotte, NC

July 1, 2015